July 21, 2008

Purple Beverage Company, Inc.
450 East Las Olas Boulevard, Suite 830
Ft. Lauderdale, Florida 33301

Re: Registration Statement on Form S-1

Gentlemen:

We hereby consent to the use of our name in the pre-effective Amendment No. 3 to the Registration Statement on Form S-1 and in the Prospectus contained in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Bryan Cave LLP